Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2013

•	Increased revenue and Adjusted EBITDA more than 40 percent year over year

•	Successfully drilled and completed the Company’s first three horizontal Wolfcamp B wells in the Midland Basin

•	Company’s first Permian horizontal well had a 24 hour peak production rate of 775 Boe per day (87 percent oil)

•	Currently drilling first Reeves County horizontal well targeting the Wolfcamp A in the Delaware Basin

•	Successfully drilled and completed first Turner/Frontier horizontal well in Hilight Field, Powder River Basin with a 24 hour peak production rate of 607 Boe per day (90 percent oil)

•	Increased acreage in Permian by 4,200 net acres, or nineteen percent

Denver, Colorado – November 4, 2013 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported third quarter financial and operating results for the quarter ended September 30, 2013.

Nicholas Sutton, Chief Executive Officer, said: “We are pleased with the initial results from our first four horizontal wells. Three of the wells are in our Gardendale project area, located in the Midland portion of the Permian Basin, and the fourth is in Hilight Field, located in the Powder River Basin. We own almost 100% of the working interest in these four wells. This is just the beginning of our horizontal drilling program. During the fourth quarter, we expect to drill two gross horizontal wells in the Reeves County portion of the Delaware Basin.

“The Permian Basin horizontal wells were completed in the Wolfcamp B formation. The first of these wells, the Midkiff 1818H, was spud on July 6 and was completed on September 12. On October 13, the well reached a peak 24 hour rate of 775 barrels of oil equivalent (“Boe”) per day, of which 87 percent was oil. The second well, the Pearl Jam 2417H, was spud on August 9, was completed on October 14, was placed on artificial lift on November 2, and is currently cleaning up. The third well, the Munn-Clark 2617H, was spud on August 28, was completed on November 3, and is currently flowing back. Our drilling group did a great job in reducing the spud-to-TD days from 25 days on the Midkiff well to sixteen days on the Munn-Clark well, demonstrating our ability to achieve efficiencies in this important drilling program. The program has a significant amount of running room, as we have approximately 30 horizontal locations in the Gardendale area, and we believe that each location has the potential to produce from multiple horizons.

“On October 28, we spud our first horizontal well in the Delaware Basin targeting the Wolfcamp A zone in Reeves County, and that well is currently drilling. We intend to spud one more horizontal well in this area during the fourth quarter and plan to continue horizontal drilling in this area into 2014. We have recently added 3,200 net acres in the Delaware Basin, an increase of 34 percent in this basin, giving us a total of 25,800 net acres in the Permian Basin, an increase of nineteen percent. We have more than 50 horizontal locations in the Delaware Basin, each with multiple potentially productive horizons.

“Our other properties in the Permian Basin, located in Howard and Martin counties, Texas, are well placed for the developing horizontal plays. We are fortunate to own acreage in areas where other operators have expended significant funds to test exploration concepts near our property, giving us the ability to move ahead with substantially less risk. Ongoing activity in the Permian Basin strengthens our conviction as to the resource potential of our acreage, and we expect that our 2014 drilling will be dominated by a robust horizontal program in Texas.

“We also have drilled and completed our first Turner/Frontier horizontal well in Hilight Field in the Powder River Basin. The Castle 3-21TH was spud August 10 and completed October 12. The well had a 24 hour peak production rate of 607 Boe per day, 90 percent of which was oil. The Powder River Basin, historically a prolific oil producing region, has been moving to the forefront of horizontal drilling targeting the Turner/Frontier and other formations including the Shannon, Sussex and Niobrara. Turner/Frontier wells drilled by other operators in the general area of our test well show estimated reserve potential ranging from 250 to 350 thousand barrels of oil equivalent (“MBoe”) per well. We expect to drill additional Turner/Frontier wells and anticipate testing other prospects on our 45,000 net acres, all of which are held by production.

“We experienced a reduction in sequential production volumes this quarter, although that reduction is explainable. More than half of the difference resulted from the sale of our New Home properties in the Bakken play in North Dakota. As you will recall, proceeds from that sale were used to repay outstanding debt. Operational events also dampened production during the quarter, but these have largely been reversed. More detail on these events is provided in the Production section of the Operations Update. As a consequence of the operational matters, we expect to end the year near the low end of the production guidance range announced on August 5, 2013.”

Operations Update

Permian Basin

During the third quarter, in the Gardendale area of Midland and Ector counties, we completed our planned vertical drilling program for 2013, bringing online six new vertical wells that were drilled in the second quarter, drilling and completing seven additional vertical wells, drilling two vertical wells that were waiting on completion at quarter-end and spudding one well that was drilling at quarter-end. We are now focused on our horizontal drilling program in this area.

We commenced the three-well Wolfcamp B horizontal program in Gardendale with our first well, the Midkiff 1818H. The peak 24 hour production rate was 775 Boe per day, of which 87% was oil. The Pearl Jam 2417H, having just been put on artificial lift, has yet to establish a peak 24 hour production rate, and as a result, no estimate is available for that value or for the ratio of oil to total fluid. The third well, the Munn-Clark 2617H, was recently completed and is currently flowing back. The lateral section of each of these wells was approximately 4,500 feet, and was completed with 15 to 20 frac stages. We expect to drill additional horizontal wells in Gardendale next year.

Since April, we have drilled eighteen vertical wells within our Gardendale prospect area, targeting the interval from the Atoka to the Spraberry zones. As of the end of the third quarter, seventeen of these wells had been completed, with an average 24 hour peak production rate of 130 barrels of oil per day. Ten wells have established a 30 day peak production rate, the average of which was approximately 75 barrels of oil per day. In addition, we drilled one vertical well in our OTB project area, which had a peak 24 hour production rate of 365 Boe per day, of which 83 percent was oil.

In the Delaware Basin in Reeves County, Resolute spud its first horizontal well, the LH Meeker C21 1501H, on October 28. The well is drilling ahead, and targets the Wolfcamp A with a 4,500 foot lateral. We plan to spud one more horizontal well in this area in 2013 and continue to drill Delaware Basin horizontal wells in 2014. Much of our Reeves County acreage is equipped with sufficient gas gathering, water disposal and electrical infrastructure to provide a strong foundation for development. In addition to our operated activity, we are participating with a large independent operator in the drilling of a horizontal well in southern Reeves County. We currently control approximately 12,700 net acres in our Reeves County project area, including 3,200 net acres acquired since June 30 of this year.

Elsewhere in the Permian Basin, we participated in drilling 2 gross (1.0 net) non-operated wells in Howard County. On our Northwest Shelf properties in Lea County, New Mexico, we will shoot seismic across Denton Field in the fourth quarter to further define opportunities in that field.

Aneth Field

In Ratherford Unit, we drilled two very successful laterals out of existing vertical wellbores, targeting previously untapped oil. The first well yielded a 24 hour peak production rate of 642 barrels of oil per day and the second well yielded a 24 hour peak production rate of 353 barrels of oil per day, substantially all of which was incremental oil. These successful tests have provided data that we hope will allow us to uncover additional similar opportunities throughout the field. Through year-end, we plan to drill two more sidetrack laterals out of producing wells and, pending receipt of permits, plan to sidetrack one injector well.

In Aneth Unit, we focused on increased injection into the reservoir to support our ongoing CO2 flood. Specifically, we drilled four replacement injectors in areas of lower reservoir pressure and drilled one new producer that is awaiting artificial lift installation. We also sidetracked two wells, a producer and an injector, to improve the processing rate, resulting in a peak 24 hour incremental production rate of 179 barrels of oil per day.

In McElmo Creek Unit, work continued in the Desert Creek IIC zone with four injectors and one producer recompleted in the third quarter. We expect that two additional injection wells will be deepened and brought on injection in the fourth quarter.

At the Aneth Gas Plant, gas sales resumed in late September after being shut in for line integrity issues in December 2012. This has restored sales of approximately one million cubic feet of gas (“MMcf”) per day, the benefit of which will be seen in the fourth quarter of this year.

At the Aneth Unit Central Compression Facility, a fifth inlet compressor was set and commissioned, which provides back-up capacity to the facility and will enable future expansion. An additional second stage compressor is planned for the end of the year. Ultimately, these steps and other investments in the plant will increase our recycle capacity to approximately 80 MMcf per day. Upgrades to the production facilities and the gas gathering lines are also underway to prepare for the anticipated increase in gas recycle volumes.

Hilight Field – Powder River Basin

In Hilight Field, we completed our first Turner/Frontier horizontal well, the Castle 3-21TH, on October 12. The well is currently producing and had a 24 hour peak production rate of 607 Boe per day, 90 percent of which was oil. We are actively permitting additional Turner/Frontier horizontal locations. We have two permits in hand with nine more in process. We expect to test other prospects on our 45,000 net acres. We also plan to complete our third and final Mowry test in the fourth quarter. Our analysis of the Mowry recompletions will help us to determine the viability of a horizontal drilling program in this formation.

Production

Production in the third quarter increased 23 percent to 11,504 Boe per day as compared to 9,365 Boe per day during the third quarter of 2012, and decreased twelve percent from 13,107 Boe per day during the second quarter of 2013. Sequential production was negatively affected by several factors, the largest of which was a reduction of approximately 900 Boe per day from the sale of our New Home Bakken properties. Other factors included permitting delays in Aneth Unit, completion delays in Gardendale, production curtailment in Denton Field due to a short-term reduction in water disposal capacity and the temporary negative production impact of curtailed CO2 injection in specific areas of Aneth Unit to allow us to drill several new wells safely.

More specifically, in our Gardendale area, of the fourteen vertical wells that we completed and started flowing back during the quarter, nine were completed in the second half of the quarter and contributed relatively little to third quarter production. In Denton Field, we were forced to curtail production by approximately 175 Boe per day as we worked on our salt water disposal facility. Our CO2 injection curtailment in Aneth Unit was directly related to safety issues associated with drilling and completing new wells in a high pressure area. The curtailment of CO2 injection had the desired result of reducing reservoir pressure and facilitating the nearby activities, but also temporarily reduced production by approximately 165 Boe per day. CO2 injection was restored early in the fourth quarter and we have seen production response. Another important factor to note is that, due to the timing of drilling and completion activities, the horizontal wells that we drilled contributed only an immaterial amount of production to third quarter results.

Third Quarter and Nine Month Comparative Results

Resolute recorded a net loss of $2.7 million, or $(0.04) per share, on revenue of $89.1 million during the three months ended September 30, 2013. This compares to a net loss of $2.5 million, or $(0.04) per share on revenue of $63.4 million in the third quarter of 2012.

For the nine months ended September 30, 2013, Resolute achieved net income of $3.3 million or $0.05 per diluted share, on revenue of $257.1 million. This compares to net income of $19.6 million, or $0.32 per diluted share for the 2012 period, on revenue of $191.4 million.

Third Quarter and Nine Months 2013 Results Compared to Third Quarter and Nine Months 2012 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ thousands, except per Boe amounts)
Production (MBoe):
Aneth	553	589	1,665	1,730
Permian	337	55	1,019	124
Wyoming	137	133	410	424
North Dakota	31	85	204	204

Total production	1,058	862	3,298	2,482

Daily rate (Boe)	11,504	9,365	12,081	9,058
Revenue per Boe (excluding commodity derivative settlements)	$84.17	$73.58	$77.95	$77.12
Revenue per Boe (including commodity derivative settlements) [1]	$63.53	$69.73	$67.15	$68.65
Revenue	$89,085	$63,393	$257,098	$191,412
Commodity derivative losses [1]	(21,850)	(3,314)	(35,625)	(21,020)

Revenue, net of derivative losses	67,235	60,079	221,473	170,392

Operating expenses:
Lease operating expense	25,148	21,326	75,948	58,074
Production and ad valorem taxes	9,372	8,420	30,471	28,288
General and administrative expense	8,861	6,672	26,558	17,580
Net income (loss)	(2,674)	(2,479)	3,300	19,601
Adjusted EBITDA	$37,979	$26,419	$109,762	$76,754

[1]	The three and nine months ended September 30, 2013, includes a $10.7 million charge to restructure or terminate certain 2013 commodity derivative contracts. The nine months ended September 30, 2012, includes a charge of $3.4 million related to the early termination of certain 2012 commodity derivative contracts.

Adjusted EBITDA (a non-GAAP measure): During the third quarter of 2013, Resolute generated $38.0 million of Adjusted EBITDA, or $35.88 per Boe, a 44 percent increase from the prior year period, during which Resolute generated $26.4 million of Adjusted EBITDA, or $30.66 per Boe. The increase in Adjusted EBITDA resulted primarily from increased production related to wells drilled in Texas and wells acquired in December 2012 and March 2013 in the Permian Basin, offset by production related to the sale of the Company’s New Home assets.

During the first nine months of 2013, Resolute generated $109.8 million of Adjusted EBITDA, or $33.28 per Boe, a 43 percent increase from the prior year period. During the comparable prior year period, Resolute generated $76.8 million of Adjusted EBITDA, or $30.93 per Boe. The reasons for the nine month increase were substantially the same as those discussed for the quarterly increase.

Production: Production for the quarter ended September 30, 2013, increased 23 percent to 1,058 MBoe as compared to 862 MBoe during the third quarter of 2012, and decreased twelve percent from the second quarter of 2013. Production for the nine months ended September 30, 2013, was 3,298 MBoe as compared to 2,482 MBoe for the nine months in 2012, an increase of 33 percent, or 816 MBoe.

Third quarter production from the Company’s Aneth Field properties decreased six percent, to 553 MBoe from 589 MBoe, during the comparable prior year quarter, and decreased four percent to 1,665 MBoe for the nine months of 2013 as compared to 1,730 MBoe for the nine months of 2012. The production decrease was principally attributable to the sale of Aneth Field interests in January 2013 to Navajo Nation Oil and Gas Company (“NNOGC”), the gas sales impact of the pipeline shut-in at Aneth Field and the CO2 injection curtailments discussed above in the Operations Update.

Production from the Company’s Permian Basin properties increased by 282 MBoe, to 337 MBoe, as compared to the 55 MBoe produced in the third quarter of 2012. During the first nine months of 2013, production increased 895 MBoe, to 1,019 MBoe from the 124 MBoe produced during the first nine months of 2012. These increases were attributable to the acquisition of producing wells in the Permian Basin in December 2012 and March 2013 and continued drilling on our previously-owned properties.

Wyoming production during the third quarter increased 4 MBoe, to 137 MBoe from the 133 MBoe produced in the third quarter of 2012, and decreased 14 MBoe during the first nine months of 2013, to 410 MBoe from the 424 MBoe produced during the first nine months of 2012. The decrease in year-over-year production is the result of normal field declines.

During the third quarter of 2013, production from the Company’s North Dakota properties decreased by 54 MBoe, to 31 MBoe, as compared to the 85 MBoe produced in the third quarter of 2012. During the first nine months of 2013, production remained unchanged at 204 MBoe compared to the first nine months of 2012. The decrease in quarter-over-quarter production was the result of the disposition of the New Home Properties, which closed on July 15, 2013.

Revenue: During the third quarter of 2013, Resolute realized a twelve percent increase in adjusted revenue (revenue net of commodity derivative settlement losses) as compared to the prior year quarter due to revenue associated with increased commodity prices as well as increased production. Total adjusted revenue for the quarter was $67.2 million, including the effect of commodity derivative settlement losses of $21.9 million, which included one-time charges of $10.7 million paid to restructure or terminate certain 2013 commodity derivative contracts. During the third quarter of 2012, Resolute had total adjusted revenue of $60.1 million, including commodity derivative settlement losses of $3.3 million.

For the nine months ended September 30, 2013, Resolute realized a 30 percent increase in adjusted revenue as compared to the first nine months of 2012, due to increased commodity prices and production. Total adjusted revenue for the nine months of 2013 was $221.5 million, including commodity derivative settlement losses of $35.6 million (including $10.7 million paid to restructure or terminate certain 2013 commodity derivative contracts). For the nine months of 2012, Resolute had total adjusted revenue of $170.4 million, including commodity derivative settlement losses of $21.0 million ($3.4 million of which was related to early commodity derivative instrument terminations).

Operating Expenses: For the third quarter of 2013, total lease operating expenses increased eighteen percent to $25.1 million as compared to third quarter 2012 lease operating expenses of $21.3 million, but decreased four percent on a Boe basis from $24.75 per Boe during 2012 to $23.76 per Boe during 2013. Sequentially, total lease operating expenses decreased two percent, but increased eleven percent to $23.76 per Boe from $21.45 per Boe during the preceding quarter. The quarter-over-quarter aggregate dollar increase was mainly attributable to expanded operational activity in the Permian Basin. Total production taxes increased by $1.0 million, or eleven percent, to $9.4 million (eleven percent of revenue) from $8.4 million in 2012 (thirteen percent of revenue), but decreased on a Boe basis from $9.77 per Boe in 2012 to $8.85 per Boe in 2013. The per Boe decrease in lease operating expense and production taxes from the comparative period in 2012 reflects the operational shift to lower cost production areas in the Permian Basin.

For the first nine months of 2013, total lease operating expenses increased 31 percent, to $75.9 million, from 2012 lease operating expenses of $58.1 million, but decreased on a Boe basis from $23.40 per Boe in 2012 to $23.03 per Boe in 2013. Total production taxes increased by $2.2 million, or eight percent, to $30.5 million (twelve percent of revenue) as compared to $28.3 million (fifteen percent of revenue), but decreased on a Boe basis from $11.40 per Boe in 2012 to $9.24 per Boe in 2013. In addition to the items described above, the Company’s ad valorem taxes associated with the Aneth Field Properties decreased compared to 2012 due to lower tax assessments in 2013.

General and Administrative Expense: Resolute incurred general and administrative expense for the third quarter of 2013 of $8.9 million, or $8.37 per Boe, as compared to general and administrative expense of $6.7 million, or $7.74 per Boe, during 2012 and $7.65 per Boe in the preceding quarter. The aggregate and per Boe year-over-year increases resulted from increased salaries and wages, including share-based compensation, necessary to meet growth demands and increased professional service costs largely associated with the consummation of the March 2013 Permian Basin acquisition. Cash-based general and administrative expense was $5.7 million, or $5.42 per Boe in 2013, compared to $4.1 million, or $4.77 per Boe in 2012. Stock-based compensation expense, a non-cash item, represented $3.1 million, or $2.95 per Boe, for the third quarter of 2013 and $2.6 million, or $2.97 per Boe, for the third quarter of 2012.

General and administrative expense for the first nine months of 2013 was $26.6 million, or $8.05 per Boe, as compared to general and administrative expense of $17.6 million, or $7.08 per Boe, during the first nine months of 2012 due to the reasons noted above. Cash-based general and administrative expense was $16.8 million, or $5.09 per Boe in

2013, compared to $11.2 million, or $4.52 per Boe in 2012. Stock-based compensation expense represented $9.8 million, or $2.96 per Boe, for the first nine months of 2013 and $6.4 million, or $2.56 per Boe, for the first nine months of 2012.

Liquidity and Capital Resources: Outstanding indebtedness at September 30, 2013, consisted of $400 million of senior notes issued during 2012 and $285 million in credit facility debt. During the second quarter of 2013, the Company sold 13.3 million shares of common stock in a public offering at $8.00 per share and received approximately $101.8 million in net proceeds, after underwriting discounts and commissions. In connection with the equity offering, the $40 million non-conforming tranche of the borrowing base on the credit facility was automatically terminated, thereby reducing the borrowing base from $485 million to $445 million. In July 2013, as a result of the disposition of the New Home Properties, the borrowing base under the Company’s revolving credit facility was further reduced by $30 million to $415 million. Proceeds from that sale were used to reduce amounts outstanding under the Company’s revolving credit facility.

Capital Expenditures: During the three and nine months ended September 30, 2013, Resolute incurred oil and gas related capital expenditures of approximately $83.9 million and $186.9 million, respectively. Such capital investments were directed toward the Company’s ongoing tertiary recovery and drilling projects in Aneth Field and drilling and completion projects in the Permian Basin, North Dakota and Wyoming. Additionally, the year-to-date capital expenditures exclude $258 million paid to acquire additional oil and gas assets in the Permian Basin in March 2013. This acquisition was financed with borrowings under the Company’s revolving credit facility, cash on hand and proceeds from the sale of assets in Aneth Field to NNOGC. Year-to-date capital expenditures were offset by capital divestitures of $50.2 million received from NNOGC related to the sale of certain working interest in the Aneth Field Properties and $72.9 million of proceeds received from the sale of the New Home Properties.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Oil	$82,274	$59,586	$236,890	$179,042
Gas	5,439	3,436	15,275	11,708
Natural gas liquids	1,372	371	4,933	662

Total revenue	89,085	63,393	257,098	191,412

Operating expenses:
Lease operating	25,148	21,326	75,948	58,074
Production and ad valorem taxes	9,372	8,420	30,471	28,288
Depletion, depreciation, amortization, and asset retirement obligation accretion	26,674	19,600	80,352	55,616
General and administrative	8,861	6,672	26,558	17,580

Total operating expenses	70,055	56,018	213,329	159,558

Income from operations	19,030	7,375	43,769	31,854

Other income (expense):
Interest expense, net	(6,763)	(4,601)	(22,025)	(9,511)
Commodity derivative instruments gain (loss)	(16,561)	(6,772)	(16,506)	8,945
Other income (expense)	2	—	20	(14)

Total other expense	(23,322)	(11,373)	(38,511)	(580)

Income (loss) before income taxes	(4,292)	(3,998)	5,258	31,274
Income tax benefit (expense)	1,618	1,519	(1,958)	(11,673)

Net income (loss)	$(2,674)	$(2,479)	$3,300	$19,601

Net income (loss) per common share:
Basic	$(0.04)	$(0.04)	$0.05	$0.33
Diluted	$(0.04)	$(0.04)	$0.05	$0.32
Weighted average common shares outstanding:
Basic	73,100	59,431	66,617	59,411
Diluted	73,100	59,431	66,673	60,744

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), early commodity derivative settlements, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	($ in thousands)
Net income (loss)	$(2,674)	$(2,479)	$3,300	$19,601

Adjustments:
Interest expense	6,763	4,601	22,025	9,511
Tax expense (benefit)	(1,618)	(1,519)	1,958	11,673
Depletion, depreciation, amortization and accretion	26,674	19,600	80,352	55,616
Stock-based compensation	3,382	2,758	10,505	6,902
Early settlement of derivative contracts	10,741	—	10,741	3,416
Mark-to-market derivative loss (gain)	(5,289)	3,458	(19,119)	(29,965)

Total adjustments	40,653	28,898	106,462	57,153

Adjusted EBITDA	$37,979	$26,419	$109,762	$76,754

Earnings Call Information

Resolute will host an investor call on November 5, 2013, at 4:30 PM ET. To participate in the call please dial (877) 317-6789 from the United States, or (866) 605-3852 from Canada or (412) 317-6789 from outside the U.S. and Canada. The conference call I.D. number is 1003 4181. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through November 8, 2013 at 9:00 AM ET, by dialing (877) 344-7529 from the U.S., or (412) 317-0088 from outside the U.S. The conference call I.D. number is 1003 4181.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2013; liquidity and availability of capital including projections of free cash flow; future production and reserve growth; estimates of original oil in place, resource potential, decline rates and ultimate recoveries of oil and gas; anticipated capital expenditures in 2013 and the sources of such funding; our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; our anticipated lease operating expense and general and administrative rates; anticipated CO2 injection rates and response; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects and locations, the anticipated timing, cost and rate of return of such activities, and the EURs and resource potential of such projects; and the testing and prospectivity of our properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Permian Basin of Texas or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Mowry shale and Turner, Frontier, Shannon, Sussex, Phosphoria and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A.—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Powder River Basin in Wyoming and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com